News Release

Contact: Michael M. Keating

Vice President Human Resources & Administration

P.O. Box 206, Whippany, NJ 07981-0206

Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Retirement

Plans of Chief Financial Officer and Appoints Successor

Whippany, New Jersey, April 26, 2007 -- Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced that Robert M. Plante, its Vice President and Chief Financial Officer, will retire from this position effective September 29, 2007, the end of the Partnership’s current fiscal year. Mr. Plante has served in various capacities with the Partnership or its predecessors since 1977, becoming a Vice President in October 1999 and Chief Financial Officer in November 2003. He was Vice President-Finance, from 2001 to 2003 and Treasurer from 1996 to 2002.

Simultaneously, the Partnership announced that Michael A. Stivala, its current Controller and Chief Accounting Officer, will be promoted to Chief Financial Officer, effective upon Mr. Plante’s retirement from that position. Mr. Stivala will also continue as the Partnership’s Chief Accounting Officer. Mr. Stivala joined the Partnership in December 2001 as Controller and was named Chief Accounting Officer in May 2005. Mr. Stivala is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Prior to joining the Partnership he held several positions with the international accounting firm PricewaterhouseCoopers LLP, from 1991 through December 2001.

In making this announcement, Chief Executive Officer Mark A. Alexander said, “We are extremely grateful to Bob Plante for his many years of outstanding service to Suburban. He was instrumental in coordinating the Partnership’s successful IPO in 1996 and since then has dedicated himself and his organization to shaping the Partnership’s strong and solid financial structure. At the same time, we are extremely pleased to have an executive of Michael Stivala’s caliber to assume the additional responsibility of Chief Financial Officer. Michael has worked closely with Bob Plante throughout his tenure and has many accomplishments to his credit as Chief Accounting Officer. These two talented executives will continue to work closely together for the remainder of the current fiscal year to ensure a smooth transition of the Chief Financial Officer responsibilities.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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